------------------------------
                                                           OMB APPROVAL
                                                  ------------------------------
                                                  OMB Number           3235-0104
                                                  Expires:     December 31, 2001
                                                  Estimated average burden
                                                  hours per response ....... 0.5
                                                  ------------------------------

-------------
   FORM 4
-------------

[X] Check this box if no longer subject to
    Section 16.  Form 4 or Form 5 obligations
    may continue.  SEE Instructions 1(b).



                UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                  STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

     Filed pursuant to Section 16(a) of the Securities Exchange Act of 1934,
       Section 17(a) of the Public Utility Holding Company Act of 1935 or
               Section 30(f) of the Investment Company Act of 1940


(Print or Type Responses)
--------------------------------------------------------------------------------
1.   Name and Address of Reporting Person*

     WARBURG PINCUS LLC (1)
--------------------------------------------------------------------------------
   (Last)                           (First)             (Middle)

     466 LEXINGTON AVENUE
--------------------------------------------------------------------------------
                                    (Street)

     NEW YORK                         NY                10017
--------------------------------------------------------------------------------
   (City)                           (State)              (Zip)


--------------------------------------------------------------------------------
2.   Issuer Name and Ticker or Trading Symbol

     ARCH CAPITAL GROUP, LTD. (NASDAQ - ACGL)

--------------------------------------------------------------------------------
3.   I.R.S. or Identification Number of Reporting Person (Voluntary)

     13-3536050

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4.   Statement for Month/Year

     09/19/02

--------------------------------------------------------------------------------
5.   If Amendment, Date of Original (Month/Year)


--------------------------------------------------------------------------------
6.   Relationship of Reporting Person(s) to Issuer
     (Check all applicable)

     [_]  Director                             [X]  10% Owner
     [_]  Officer (give title below)           [_]  Other (specify below)


                         ----------------------------------

--------------------------------------------------------------------------------
7.   Individual or Joint/Group Filing    (Check Applicable Line)

     [_]  Form filed by one Reporting Person
     [X]  Form filed by More than One Reporting Person

--------------------------------------------------------------------------------


================================================================================
           Table I -- Non-Derivative Securities Acquired, Disposed of,
                             or Beneficially Owned
================================================================================

                                                                                                                6.
                                                                 4.                              5.             Owner-
                                                                 Securities Acquired (A) or      Amount of      ship
                                                    3.           Disposed of (D)                 Securities     Form:     7.
                                                    Transaction  (Instr. 3, 4 and 5)             Beneficially   Direct    Nature of
                                      2.            Code         ------------------------------- Owned at End   (D) or    Indirect
1.                                    Transaction   (Instr. 8)                   (A)             of Month       Indirect  Beneficial
Title of Security                     Date (Month/  ------------     Amount      or     Price    (Instr. 3      (I)       Ownership
(Instr. 3)                            Day/Year)      Code     V                  (D)             and 4)         (Instr.4) (Instr. 4)
------------------------------------------------------------------------------------------------------------------------------------

Common Shares, par value              09/19/02       X              2,003,918     A    $20.00     2,003,918        I      Partner-
$0.01 per share (2)                                                                                                       ship (1)
------------------------------------------------------------------------------------------------------------------------------------

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====================================================================================================================================

Reminder: Report on a separate line for each class of securities beneficially owned directly or indirectly.
* If the form is filed by more than one reporting person, SEE
  Instruction 4(b)(v).


POTENTIAL PERSONS WHO ARE TO RESPOND TO THE COLLECTION OF INFORMATION CONTAINED IN THIS FORM ARE NOT REQUIRED TO RESPOND UNLESS THE FORM DISPLAYS A CURRENTLY VALID OMB CONTROL NUMBER.


                                                                          (Over)
                                                                 SEC 1474 (3-99)

Table II -- Derivative Securities Acquired, Disposed of, or Beneficially Owned
         (e.g., puts, calls, warrants, options, convertible securities)

================================================================================

                                                                                                                    10.
                                                                                                          9.        Owner-
                                                                                                          Number    ship
                                                                                                          of        Form
                    2.                                                                                    Deriv-    of
                    Conver-                    5.                              7.                         ative     Deriv-   11.
                    sion                       Number of                       Title and Amount           Secur-    ative    Nature
                    or                         Derivative    6.                of Underlying     8.       ities     Secur-   of
                    Exer-             4.       Securities    Date              Securities        Price    Bene-     ity:     In-
                    cise     3.       Trans-   Acquired (A)  Exercisable and   (Instr. 3 and 4)  of       ficially  Direct   direct
                    Price    Trans-   action   or Disposed   Expiration Date   ----------------  Deriv-   Owned     (D) or   Bene-
1.                  of       action   Code     of(D)         (Month/Day/Year)            Amount  ative    at End    In-      ficial
Title of            Deriv-   Date     (Instr.  (Instr. 3,    ----------------            or      Secur-   of        direct   Owner-
Derivative          ative    (Month/  8)       4 and 5)      Date     Expira-            Number  ity      Month     (I)      ship
Security            Secur-   Day/     ------   ------------  Exer-    tion               of      (Instr.  (Instr.   (Instr.  (Instr.
(Instr. 3)          ity      Year)    Code V    (A)   (D)    cisable  Date     Title     Shares  5)       4)        4)       4)
------------------------------------------------------------------------------------------------------------------------------------
CLASS A WARRANTS   $20.00   9/19/02    X           2,003,918 11/20/01  9/19/02 COMMON  2,003,918        19,404,069   I      PARTNER-
TO PURCHASE                                                                    SHARES                                       SHIP(1)
COMMON SHARES
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====================================================================================================================================

Explanation of Responses:

(1) The security holders are Warburg Pincus (Bermuda) Private Equity VIII, L.P. (WP VIII Bermuda), Warburg Pincus (Bermuda)International Partners, L.P. (WPIP Bermuda), Warburg Pincus Netherlands International Partners I, C.V. (WPIP Netherlands I)and Warburg Pincus Netherlands International Partners II, C.V. (WPIP Netherlands II). Warburg Pincus (Bermuda) Private Equity Ltd. (WP VIII Bermuda Ltd.) is the sole general partner of WP VIII Bermuda. Warburg Pincus (Bermuda) International Ltd. (WPIP Bermuda Ltd.) is the sole general partner of WPIP Bermuda. Warburg, Pincus & Co. (WP) is the sole general partner of WPIP Netherlands I and WPIP Netherlands II. WP VIII Bermuda, WPIP Bermuda, WPIP Netherlands I and WPIP Netherlands II are managed by Warburg Pincus LLC (WP LLC).

               WARBURG PINCUS LLC

               By: /s/ Kewsong Lee                                9/20/02
                 ---------------------------------        ---------------------
               **Signature of Reporting Person                    Date
               Name:  Kewsong Lee
               Title: Managing Director

** Intentional misstatements or omissions of facts constitute Federal Criminal
   Violations.
   SEE 18 U.S.C. 1001 and 15 U.S.C. 78ff(a).

Note: File three copies of this Form, one of which must be manually signed. If space provided is insufficient, SEE Instruction 6 for procedure.

Potential persons who are to respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB Number.


                                                                 SEC 1474 (3-99)


                                                     JOINT FILER INFORMATION
                                                     -----------------------

                                                                 Issuer &          Date of Event
        Name             Address         Designated Filer      Ticker Symbol       Requiring Report             Signature
        ----             -------         ----------------      -------------       ----------------             ---------
Warburg Pincus          c/o A.S.&K.      Warburg Pincus LLC    Arch Capital        September 19, 2002   Warburg Pincus (Bermuda)
(Bermuda) Private       Services Ltd.                          Group Ltd. (ACGL)                        Private Equity VIII, L.P.,
Equity VIII, L.P.       Cedar House
                        41 Cedar Avenue
IRS Identification      Hamilton HM 12,                                                                 By: Warburg Pincus (Bermuda)
No.: 13-4194502         Bermuda                                                                             Private Equity Ltd., its
                                                                                                            General Partner
                                                                                                        By:  /s/ Kewsong Lee
                                                                                                             -----------------------
                                                                                                             Name:  Kewsong Lee
                                                                                                             Title: Managing
                                                                                                                    Director
Warburg Pincus         c/o A.S.&K.      Warburg Pincus LLC    Arch Capital         September 19, 2002   Warburg Pincus (Bermuda)
(Bermuda)              Services Ltd.                          Group Ltd. (ACGL)                         International Partners, L.P.
International          Cedar House
Partners, L.P.         41 Cedar Avenue
                       Hamilton HM 12,
IRS Identification     Bermuda                                                                          By: Warburg Pincus (Bermuda)
No.: 13-4194501                                                                                             International Ltd.,
                                                                                                            its General Partner

                                                                                                        By:  /s/ Kewsong Lee
                                                                                                             -----------------------
                                                                                                             Name:  Kewsong Lee
                                                                                                             Title: Managing
                                                                                                                    Director
Warburg Pincus         c/o Warburg      Warburg Pincus LLC    Arch Capital         September 19, 2002    Warburg Pincus Netherlands
Netherlands            Pincus LLC                             Group Ltd. (ACGL)                          International Partners I,
International Partners 466 Lexington Ave                                                                 C.V.,
I, C.V.                New York, New York
                       10017
IRS Identification                                                                                       By: Warburg, Pincus & Co.,
No.: 13-4133839                                                                                              its General Partner

                                                                                                         By: /s/ Kewsong Lee
                                                                                                             -----------------------
                                                                                                             Name:  Kewsong Lee
                                                                                                             Title: Managing
                                                                                                                    Director
Warburg Pincus         c/o Warburg      Warburg Pincus LLC    Arch Capital         September 19, 2002    Warburg Pincus Netherlands
Netherlands            Pincus LLC                             Group Ltd. (ACGL)                          International Partners II,
International          466 Lexington Ave                                                                 C.V.
Partners II, C.V.      New York, New York                                                                By: Warburg, Pincus & Co.,
                       10017                                                                                 its General Partner
IRS Identification
No.: 11-4133841
                                                                                                         By: /s/ Kewsong Lee
                                                                                                             -----------------------
                                                                                                             Name:  Kewsong Lee
                                                                                                             Title: Managing
                                                                                                                    Director
Warburg Pincus        c/o A.S.&K.       Warburg Pincus LLC    Arch Capital         September 19, 2002    Warburg Pincus (Bermuda)
(Bermuda)             Services Ltd.                           Group Ltd. (ACGL)                          Private Equity Ltd.
Private Equity Ltd.   Cedar House
                      41 Cedar Avenue
IRS Identification    Hamilton HM 12,                                                                    By: /s/ Kewsong Lee
No.: Pending          Bermuda                                                                                -----------------------
                                                                                                             Name:  Kewsong Lee
                                                                                                             Title: Managing
                                                                                                                    Director
Warburg Pincus        c/o A.S.&K.       Warburg Pincus LLC    Arch Capital         September 19, 2002    Warburg Pincus (Bermuda)
(Bermuda)             Services Ltd.                           Group Ltd. (ACGL)                          International Ltd.
International Ltd.    Cedar House
                      41 Cedar Avenue
IRS Identification    Hamilton HM 12,                                                                    By: /s/ Kewsong Lee
No.: Pending          Bermuda                                                                                -----------------------
                                                                                                             Name:  Kewsong Lee
                                                                                                             Title: Managing
                                                                                                                    Director
Warburg, Pincus       c/o Warburg        Warburg Pincus LLC    Arch Capital        September 19, 2002    Warburg, Pincus & Co.
& Co.                 Pincus LLC                               Group Ltd. (ACGL)
                      466 Lexington Ave
IRS Identification    New York, New York                                                                 By: /s/ Kewsong Lee
No.: 13-6358475       10017                                                                                  -----------------------
                                                                                                             Name:  Kewsong Lee
                                                                                                             Title: Partner


